(h)(8)(A)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

OPERATING EXPENSE LIMITS

Name of Fund*		Maximum Operating Expense Limit (as a percentage of average net assets)

ING Bond Portfolio[2] Initial Term Expires May 1, 2014		0.99%

		Classes

	Adviser	Institutional	Service	Service 2

ING Clarion Global Real Estate Portfolio Term Expires May 1, 2011	1.50%	0.90%	1.15%	1.30%

ING Oppenheimer Active Allocation Portfolio[1] Initial Term Expires May 1, 2010	N/A	N/A	0.70%	N/A

/s/ HE
HE

Effective Date: July 20, 2012

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

[1]	The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.

[2]	The initial expense limit term for ING Bond Portfolio (formerly, ING American Funds Bond Portfolio, the “Portfolio”) through May 1, 2014 is effective on July 20, 2012 and is contingent upon shareholder approval of the de-coupling of the Portfolio from a master-feeder fund structure into a traditional fund structure and the appointment of a sub-adviser.